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EXHIBIT 99A.3
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SELECTED COMBINED GROUP DATA           U S WEST COMMUNICATIONS GROUP
(UNAUDITED)

Dollars in                Quarter Ended       Six Months Ended
millions, except            June 30,      %       June 30,      %
per share amounts         1996    1995  Change  1996    1995  Change
- ------------------------------- ------- ------------- ------- ------
Access lines
 (thousands) (#1)<F2>:
 Business                 4,394   4,132   6.3   4,394   4,132   6.3
 Consumer                10,674  10,350   3.1  10,674  10,350   3.1
Total access lines       15,068  14,482   4.0  15,068  14,482   4.0
Normalized access
  lines                  15,192  14,482   4.9  15,192  14,482   4.9

Billed access minutes
 of use (millions):
 Interstate              13,002  11,880   9.4  25,698  23,474   9.5
 Intrastate               2,629   2,339  12.4   5,196   4,584  13.4
Total minutes of use     15,631  14,219   9.9  30,894  28,058  10.1

Employees:
 Communications Grp      51,141  51,169  (0.1) 51,141  51,169  (0.1)
 Telephone operations    48,264  48,143   0.3  48,264  48,143   0.3

Dividends per
 common share (#2)<F3>   $0.535  $0.535    -    $1.07   $1.07    -
Common shares
 outstanding (#2)         477.4   470.7   1.4   477.4   470.7   1.4
Capital expenditures       $635    $648  (2.0) $1,346  $1,193  12.8
EBITDA (#3)<F4>          $1,092  $1,056   3.4  $2,205  $2,106   4.7
EBITDA margin              43.7%   45.2%   -     44.4%   45.2%   -
Return on equity (#4)<F5>  34.6%   36.7%   -     33.6%   38.2%   -
Debt-to-capital ratio:
 Communications Grp        64.7% 66.0%#    -     64.7% 66.0%#    -
 Telephone
  operations only          62.6% 63.1%#    -     62.6% 63.1%#    -

<F1>
# As of December 31, 1995.
<F2>
# 1: 1995 access lines have been restated to conform to current year presentation.
<F3>
# 2: Effective November 1, 1995, each share of U S WEST, Inc. common stock was converted into one share each of U S WEST Communi-cations Group common stock and U S WEST Media Group common stock. The common shares outstanding and dividends per common share at June 30, 1995 are presented on a pro forma basis and assumed to be equal to the common shares outstanding for U S WEST, Inc.
<F4>
# 3: Earnings before interest, taxes, depreciation, amortization, and other (EBITDA). EBITDA also excludes gains on asset sales.
<F5>
# 4: Based on income before one time items.
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